UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008 (September 2, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One State Street Plaza, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pursuant to this Amendment No. 1 on Form 8-K/A, Ambac Financial Group, Inc. (the “Company”) amends its Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 4, 2008 (the “Original Filing”), to correct a typographical error made in the unaudited pro forma condensed consolidated statements of income filed under Item 8.01 to the Original Filing.

More specifically, on the last line of the first table which reads “Claims Paid, net of reinsurance”, the number reported should show a loss of $47.6 million rather than a loss of $27.6 million as shown on the Original Filing.

The remainder of the Original Filing remains unchanged from the original filing thereof.

Item 8.01 Other Events.

On September 2, 2008, Ambac Assurance announced that it had received regulatory approval from the Commissioner of Insurance of the State of Wisconsin to capitalize and reactivate Connie Lee Insurance Company (“Connie Lee”), its financial guarantee subsidiary. Connie Lee will conduct business under a new name and will focus on the U.S. municipal and global public purpose financing markets. Ambac Assurance will inject $850 million into Connie Lee which will operate as a separate corporate and legal entity within Ambac. Ambac is seeking to obtain stand-alone triple-A ratings for Connie Lee, and has worked extensively with Moody’s and Standard and Poor’s towards that goal. Connie Lee expects to write new insurance policies no later than the fourth quarter of 2008.

On September 2, 2008, Ambac also issued a press release discussing selected pre-tax financial data for the month of July 2008. Ambac’s impairment analysis is performed on a quarterly basis. As such, the monthly data does not reflect the results of the quarterly credit derivative impairment, insurance loss reserve and investment portfolio impairment analysis.

Key Financial Highlights:

•

Ambac discussed the impact of SFAS 157 on the estimate of fair value relating to its credit derivative transactions during the Company’s second quarter earnings call on August 6th, 2008 and in the company’s most recent 10Q filing. The following seeks to provide more information on the impact of SFAS 157 during the month of July, 2008.

•

The Net Change in Fair Value of Credit Derivatives is impacted by credit spreads on the underlying reference obligations and by the market’s perception of the risk of Ambac’s own non-performance. Under SFAS 157, the change in fair value of our credit derivative liabilities varies inversely with the market’s perception of Ambac’s own credit risk (increases in the perceived risk of Ambac’s non-performance results in decreases in the fair value of our liabilities).

•

Ambac recorded a significant benefit in the second quarter Net Change in Fair Value of Credit Derivatives due to a significant widening of Ambac’s credit default swap (CDS) spreads as of June 30, 2008, following the rating agency downgrades of the company to AA/Aa3 in early June. Ambac’s CDS spread levels narrowed considerably in the month of July. As Ambac’s CDS spreads have tightened, the fair value of our derivative liabilities has increased.

•

The cost of five year credit default protection against Ambac Assurance Corporation (AAC) default declined from 2,100 basis points at June 30, 2008 to 1,147 basis points at July 31, 2008. The effect of declining AAC CDS spreads during July on the Net Change in Fair Value of Credit Derivatives was a negative adjustment of $2.1 billion. The remainder of the Net Change in Fair Value of Credit Derivatives was due primarily to lower average quoted prices on the CDO of ABS reference obligations.

($ millions) Selected Data (Unaudited)	Month of July 2008	Quarter- to-date
Insured Portfolio

Normal Premiums Earned (1)	$53.1	$53.1
Accelerated Net Premiums Earned (2)	35.1	35.1

Net Change in Fair Value of Credit Derivatives (3)	(2,465.5)	(2,465.5)

Investment Portfolio
Net Investment Income	43.2	43.2
Change in Fair Value of the Investment Portfolio (4)
- Financial Guarantee Portfolio	23.0	23.0
- Financial Services Portfolio	(311.9)	(311.9)

Financial Guarantee Liquidity
Installment Premiums Written, net of reinsurance	34.6	34.6
Investment Portfolio Cash Received (5)	170.4	170.4
Claims Paid, net of reinsurance	(47.6)	(47.6)

(1)	Defined as net premiums earned, computed in conformity with U.S. generally accepted accounting principles, less accelerated net premiums earned as defined in footnote 2 below.

(2)	Accelerated net premiums earned relate to transactions that had been insured by Ambac Assurance, which have been called or refunded in the periods presented. When an issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium is earned at that time.
(3)	Estimated changes in fair value of credit derivatives may not include all adjustments that would be included in the quarterly results presented in conformity with U.S. generally accepted accounting principles. Certain surveillance, valuation and reserving processes are performed on a quarterly basis, including processes that are considered important inputs to calculations of fair value (such as internal Ambac ratings on the underlying reference obligations). Consequently, monthly results may differ materially from amounts that would be determined in connection with the quarterly close process.
(4)	Includes both realized and unrealized gains and losses.
(5)	Defined as principal received on maturing invested assets plus coupon interest received during the period.

($ millions) Selected Data (Unaudited)	End of Period Balances (at July 31, 2008)
Financial Guarantee Investment Portfolio
Long Term Investment Portfolio at Fair Value	$10,392.1
Cash & Short Term Investment Balances	1,522.9

Total	11,915.0

Holding Company Cash & Short Term Investment Balances
Ambac Financial Group, Inc (parent only)	152.8

Certain statements in this document are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Kevin Doyle
Kevin Doyle
Senior Vice President and General Counsel

Dated: September 4, 2008